Exhibit 99.1
Pactiv Announces Receipt of Required Consents with Respect to the Tender Offer and Consent Solicitation for Its 6.400% Notes due January 15, 2018
Pactiv Announces the Termination of the Tender Offer and Consent Solicitation for its 5.875% Notes due July 15, 2012
LAKE FOREST, Ill. — October 19, 2010 — Pactiv Corporation (NYSE: PTV), a leader in the consumer and foodservice packaging markets, announced today the expiration of the early tender/consent deadline in connection with its previously commenced (i) tender offer and consent solicitation relating to its 6.400% Notes due January 15, 2018 (the “2018 Notes”), and (ii) tender offer and consent solicitation relating to its 5.875% Notes due July 15, 2012 (the “2012 Notes”). The consent date for the 2018 Notes was October 18, 2010.
As of 5:00 p.m., New York City time, on October 18, 2010 (the “Early Tender/Consent Deadline”), 93.36% of the 2018 Notes were tendered and/or the related consents delivered, and not validly withdrawn, which exceeded the amount required to approve the elimination of the “change of control” covenants contained in the global notes and indentures governing the 2018 Notes (the “Proposed Amendment”).
Pursuant to the terms of the tender offer and consent solicitation related to the 2018 Notes, the 2018 Notes already tendered, and not validly withdrawn, and any 2018 Notes tendered after the Early Tender/Consent Deadline, may not be withdrawn and the related consents may not be revoked.
Based on the receipt of the required consents in connection with the tender offer for the 2018 Notes, Pactiv and the trustee under the related indenture expect to enter into a supplemental indenture reflecting the Proposed Amendment. The Proposed Amendment will not become operative unless and until the tender offer related to the 2018 Notes is consummated.
In addition, Pactiv announced today that it has terminated its previously announced tender offer and consent solicitation for any and all of its outstanding 2012 Notes. None of the 2012 Notes were purchased in the tender offer and consent solicitation, and all 2012 Notes previously tendered and not withdrawn will be promptly returned to their respective tendering holders. Pactiv expects that it will promptly commence a change of control offer as required by the terms of the 2012 Notes and the related indenture, which will be consummated no earlier than 30 days following the commencement of such change of control offer.
The tender offer and consent solicitation for Pactiv’s 2018 Notes is being conducted in connection with the pending acquisition of Pactiv by Reynolds Group Holdings Limited (“Reynolds Group”). The tender offer and consent solicitation for Pactiv’s 2018 Notes is conditioned on consummation of the merger transaction, which is itself subject to customary closing conditions, including approval by Pactiv’s stockholders. The special meeting of Pactiv stockholders to consider and vote upon a proposal to approve the merger agreement with Reynolds Group and the transactions contemplated thereby will be held on November 15, 2010.
Pursuant to the terms of the merger agreement, the funds necessary to enable Pactiv to consummate the tender offer and consent solicitation for its 2018 Notes will be funded by amounts provided by Reynolds Group or one of its subsidiaries.
The tender offer for Pactiv’s 2018 Notes will expire at 8:00 a.m., New York City time, on November 2, 2010, unless extended or earlier terminated. As Pactiv intends for the date of settlement to coincide with the closing of the merger transaction, Pactiv will extend the expiration time and, consequently, the final acceptance date for tenders as necessary for this to occur.
Pactiv reserves the right to terminate or amend in any respect the tender offer and consent solicitation for its 2018 Notes.
This news release is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell Pactiv’s 5.875% Notes due July 15, 2012 or 6.400% Notes due January 15, 2018. The tender offer and consent solicitation for Pactiv’s 2018 Notes is being made only pursuant to the offer to purchase and consent solicitation statement, consent and letter of transmittal and related materials that Pactiv previously distributed to noteholders. Noteholders and investors should read carefully the offer to purchase and consent solicitation statement, consent and letter of transmittal and related materials because they contain important information, including the various terms of and conditions to the tender offer and consent solicitation for Pactiv’s 2018 Notes.
Important Information
In connection with the proposed merger, Pactiv filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) on October 15, 2010. INVESTORS AND STOCKHOLDERS OF PACTIV ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT PACTIV AND THE PROPOSED MERGER. The definitive proxy statement in connection with the proposed merger has been mailed to the stockholders of Pactiv. The definitive proxy statement, other relevant materials (when they become available), and any other documents filed by Pactiv with the SEC, may be obtained, without charge, from the SEC’s website at www.sec.gov or by request to Pactiv Corporation, Attention Corporate Secretary, 1900 W. Field Court, Lake Forest, IL 60045; 866-456-5439; www.pactiv.com.

Certain Information Regarding Participants
Pactiv and its executive officers, directors and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pactiv in connection with the proposed merger. Information about the executive officers and directors of Pactiv and their ownership of Pactiv common stock is set forth in the definitive proxy statement filed by Pactiv on October 15, 2010.
Cautionary Statements
Statements about the expected timing, completion, and effects of the proposed tender offer and consent solicitation constitute forward-looking statements. A variety of factors could cause actual results to differ materially from those projected in the forward-looking statements, including, with respect to the proposed merger transaction with Reynolds Group, failure to obtain stockholder approval, failure of financing, or failure to satisfy other closing conditions. More detailed information about other risks and uncertainties is contained in Pactiv’s Annual Report on Form 10-K at page 23 filed with the SEC as revised and updated by Forms 10-Q and 8-K as filed with the Commission.
About Pactiv
Pactiv Corporation (NYSE: PTV) is a leader in the consumer and foodservice/food packaging markets it serves. With 2009 sales of $3.4 billion, Pactiv derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. Pactiv’s Hefty® brand products include waste bags, slider storage bags, disposable tableware, and disposable cookware. Pactiv’s foodservice/food packaging offering is one of the broadest in the industry, including both custom and stock products in a variety of materials. For more information, visit www.pactiv.com.
About Reynolds Group Holdings Limited
Reynolds Group Holdings Limited is a leading global manufacturer and supplier of consumer food and beverage packaging and storage products and operates through five primary segments: SIG, Evergreen, Reynolds Consumer, Reynolds Foodservice and Closures. Reynolds Group Holdings Limited is based in Auckland, New Zealand. Additional information regarding Reynolds Group Holdings Limited is available at www.reynoldsgroupholdings.com.

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